EXHIBIT 99.1

Garrison Capital Inc. Declares First Quarter 2016 Distribution of $0.35 Per Share and Announces Fourth Quarter and Year Ended December 31, 2015 Financial Results and Earnings Call

NEW YORK, March 02, 2016 (GLOBE NEWSWIRE) -- Garrison Capital Inc., a business development company (NASDAQ:GARS), today announced its financial results for the fourth fiscal quarter and year ended December 31, 2015.

References to “we,” “us,” “our,” the “Company” and “Garrison Capital” refer to Garrison Capital Inc. and its consolidated subsidiaries.

Fourth Quarter and Year Ended December 31, 2015 Highlights

  Net investment income for the quarter and year ended December 31, 2015 was $6.8 million, or $0.41 per share, and $29.9 million, or $1.79 per share, respectively;

  Net realized loss on investments for the quarter and year ended December 31, 2015 was $(0.4) million, or $(0.03) per share, and $(11.7) million, or $(0.70) per share, respectively;

  Net change in unrealized loss from investments for the quarter and year ended December 31, 2015 was $(16.7) million, or $(1.00) per share, and $(21.9) million, or $(1.31) per share, respectively;

  Net decrease in net assets resulting from operations for the quarter and year ended December 31, 2015 was $(10.3) million, or $(0.62) per share, and $(3.7) million, or $(0.22) per share, respectively; and

  Our board of directors declared a first quarter 2016 distribution of $0.35 per share, payable on March 28, 2016 to stockholders of record as of March 8, 2016.

Consolidated Results of Operations

Consolidated operating results for the three months ended December 31, 2015 and year ended December 31, 2015 are as follows:

	Three Months Ended December 31, 2015	Year Ended December 31, 2015
($ in thousands, except per share data)	(Unaudited)	(Audited)
Net investment income	$6,842	$29,944
Total investment income	11,480	51,317
Total expenses	4,638	21,373
Net realized (loss) on investments	(373)	(11,685)
Net change in unrealized (loss) on investments	(16,736)	(21,919)
Net (decrease) in net assets resulting from operations	(10,267)	(3,660)

Net investment income per share	0.41	1.79
Net realized/unrealized (loss) from investments per share	(1.03)	(2.01)
Net earnings per share	(0.62)	(0.22)
Net asset value per share	13.98	13.98

Total investment income for the three months ended December 31, 2015 was $11.5 million and net investment income was $6.8 million. Total expenses for the three months ended December 31, 2015 were $4.6 million. Total investment income for the year ended December 31, 2015 was $51.3 million and net investment income was $29.9 million. Total expenses for the year ended December 31, 2015 were $21.4 million.

Net realized loss on investments of $(0.4) million for the three months ended December 31, 2015 were primarily driven by charge-offs in our GLC Trust 2013-2 consumer loan portfolio.

Net realized loss on investments of $(11.7) million for the year ended December 31, 2015 were primarily driven by $(8.5) million from the significant restructurings of two portfolio investments, a realized loss of $(4.4) million from the early full repayment of one portfolio investment, and $(2.8) million of realized losses in GLC Trust 2013-2’s consumer loan portfolio. This was offset by a $2.5 million realized gain incurred from the partial sale of one portfolio investment and net realized gains of $1.5 million incurred from the early full repayment of 17 portfolio investments, the sale of one portfolio investment and other partial repayments.

The net change in unrealized loss on investments of $(16.7) million for the three months ended December 31, 2015 was driven primarily by $(13.7) million of negative credit related adjustments of four portfolio investments, $(0.9) million decrease in the market value of three energy investments, $(0.4) million negative adjustment related to the GLC Trust 2013-2 consumer loan portfolio, and $(1.7) million decrease in the market value of the remaining portfolio.

The net change in unrealized loss on investments of $(21.9) million for the year ended December 31, 2015 was driven primarily by $(20.8) million of negative credit related adjustment of four portfolio investments, $(4.0) million of negative market related adjustment on 20 portfolio investments, a net $(1.3) million reversal of prior period unrealized gains resulting from the full repayment of five portfolio investments and the partial sale of one portfolio investment and $(0.4) million negative adjustment related to the GLC Trust 2013-2 consumer loan portfolio. This was offset by $4.3 million from the reversal of prior period unrealized losses resulting from the significant restructuring of two portfolio investments and an increase of $0.4 million in the value of two portfolio investment. The remaining net change in unrealized loss on investments was due to the decrease in the market value of the remaining portfolio in the amount of $(0.1) million.

Portfolio and Investment Activities

For the three months ended December 31, 2015, we originated two new investments, purchased 13 deals and closed two club deals, and add-on investments for a total increase to par in our portfolio of $54.1 million with a weighted average yield of 8.9%. For the three months ended December 31, 2015, repayments in our portfolio consisted of the early full repayment of two investments, for a total of $29.0 million of par with a weighted average yield of 10.0%.

For the year ended December 31, 2015, we added 28 new investments for a total par increase in our portfolio of $163.6 million with a weighted average yield of 10.1%. For the year ended December 31, 2015, repayments in our portfolio consisted of 19 investments, for a total of $188.9 million of par with a weighted average yield of 10.2%.

See below for portfolio activity table.

Par (in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Average

Originated	$17.2	$31.1	$29.5	$11.1	$88.9	$22.2
Club	-	7.0	4.8	10.2	22.0	5.5
Purchased	-	-	-	28.1	28.1	7.0
Consumer loans	-	-	-	-	-	-
Equity	-	0.1	-	-	0.1	-
Total add-on investments	0.9	13.3	5.6	4.7	24.5	6.1
Total Additions	18.1	51.5	39.9	54.1	163.6	40.8
Less: Total Repayments/Sales(1)	(29.9)	(70.2)	(59.8)	(29.0)	(188.9)	(47.2)

Net Additions	$(11.8)	$(18.7)	$(19.9)	$25.1	$(25.3)	$(6.4)

Summary	Q1 2015(2)	Q2 2015(2)	Q3 2015(2)	Q4 2015	FY 2015(2)	Average
Number of new investments	2	5	4	17	28	7
Weighted average yield of additions(3)	12.2%	10.4%	10.5%	8.9%	10.1%	10.1%
Number of repayments/sales(1)	3	8	6	2	19	5
Weighted average yield of repayments/sales	11.6%	10.4%	10.3%	10.0%	10.2%	10.2%

(1) Q2 2015 repayments include $(4.3) million related to the restructuring of one position. Q3 2015 repayments include $(4.1) million related to the restructuring of two positions.

(2) Activity includes repayment of certain investments in which we continue to hold an equity investment in the portfolio company.

(3) Weighted average yield, for the quarter ended December 31, 2015 consists of four core portfolio additions at a weighted average yield 10.5% and 13 transitory portfolio additions at a weighted average yield of 7.0%. Excludes non-accrual portfolio companies.

The following table shows select information of our portfolio as of December 31, 2015 and December 31, 2014.

Summary of Portfolio characteristics ($ in millions)	December 31, 2015	December 31, 2014

Total market value	$415.0	$467.8
Number of portfolio companies	67	57

Average investment size (1)	$6.2	$6.8
Weighted average yield (2)	10.8%	10.5%
Weighted average price (1)	92.9	97.1

First lien	91.8%	85.3%
Second lien & mezzanine/subordinated	1.8%	5.4%
Consumer loans	4.2%	7.8%
Equity & other	2.2%	1.5%

Core	91.2%	95.3%
Transitory	8.8%	4.7%

Originated (3)	56.4%	48.1%
Club (4)	26.1%	27.4%
Purchased	17.5%	24.5%

Floating (1)	93.2%	90.8%
Fixed (1)	6.8%	9.2%

Performing (1)	94.1%	99.1%
Non-accrual (1)	5.9%	0.9%

Weighted average debt/EBITDA (1) (2) (5)	3.6x	3.6x
Weighted average risk rating(1)	2.66	2.52

(1) Excludes consumer loans and equity investments.

(2) Excludes investments with a risk rating of four, unfunded revolvers and equity investments.

(3) Originated positions include investments where we have sourced and led the execution of the deal.

(4) Club positions include investments where we provide direct lending to a borrower with one or two other lenders but did not lead the deal.

(5) Excludes non-operating portfolio companies, which we define as those investments collateralized by real estate, proved developed producing value (“PDP”) or other hard assets. PDPs are proven revenues that can be produced with existing wells. As of December 31, 2015, $33.5 million of par value and $32.7 million of market value related to non-operating portfolio companies was excluded.

Liquidity and Capital Resources

As of December 31, 2015, we had cash of $25.0 million and restricted cash of $11.8 million.

In addition, our transitory portfolio, which we define as those investments that generally yield less than 9.0%, consists of 15 portfolio companies with a total par value of $38.0 million and a fair value of $35.8 million. We view these investments as an additional source of liquidity to meet our investment objectives.

Distributions

On February 24, 2016, our board of directors approved a distribution in the amount of $5.8 million, or $0.35 a share, which will be paid on March 28, 2016 to stockholders of record as of March 8, 2016.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in our periodic reports filed with the Securities and Exchange Commission.

Record Dates	Payment Date	Distribution Declared per Share
Fiscal year ended December 31, 2015 (1)
December 11, 2015	December 28, 2015	$0.35
September 10, 2015	September 25, 2015	0.35
June 12, 2015	June 26, 2015	0.35
March 20, 2015	March 27, 2015	0.35
Total		$1.40

(1) Does not include any return of capital for tax purposes.

Share Repurchase Program

On October 5, 2015, we adopted a share repurchase plan that provides for repurchase of up to $10.0 million of our common stock at prices below the Company's net asset value per share as reported in its most recent financial statements. Under the repurchase program, the Company may, but is not obligated to, repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions from time to time. Any repurchases by the Company will comply with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and any applicable requirements of the Investment Company Act of 1940, as amended. Unless extended by the Company's board of directors, the repurchase program will terminate on the earlier of October 5, 2016 or the repurchase of $10.0 million of the Company's common stock. The Company's board of directors may amend this program, solely in its discretion, at any time prior to its termination.

  Through December 31, 2015, the Company repurchased $3.3 million, or 251,185 shares, at a weighted average price of $13.19 per share and an average (11.7)% discount to net asset value.

  As of December 31, 2015, GARS' net asset value per share was increased by approximately $0.02 as a result of the share repurchases.

  Subsequent to December 31, 2015, the Company repurchased an additional $2.9 million, or 254,352 shares, at a weighted average price of $11.53 per share and an average (17.5)% discount to net asset value.

  As of February 29, 2016, the common stock repurchased subsequent to quarter end increased GARS' net asset value per share by $0.04.

Earnings Conference Call

We will host an earnings conference call at 10:00 a.m. (Eastern Time) on Thursday, March 3, 2016 to discuss our fourth quarter and fiscal year financial results. All interested parties are welcome to participate in the conference call. The conference call can be accessed at the following dial-in number: (888) 588-0798. International callers can access the conference call by dialing (706) 634-6548. All participants will need to enter the Conference ID 45019302.  All participants are asked to dial-in to the conference call 10-15 minutes prior to the call so that their name and company information can be collected.

During the earnings conference call, the Company intends to refer to the Q4 2015 Garrison Capital Inc. Earnings Presentation, which will be available prior to the conference call on the Investor Relations section of the Company’s website (www.garrisoncapitalbdc.com) under Webcasts & Presentations.

An archived replay of the call will be available within two hours after the call until 11:59 p.m. (Eastern Time) on April 2, 2016. To hear the replay, please dial (855) 859-2056. International callers, please dial (404) 537-3406. For all replays, please enter the Conference ID 45019302.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The Company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information, go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information, go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Garrison Capital Inc.
Brian Chase
www.garrisoncapitalbdc.com
(212) 372-9590